Exhibit 2.1

Description of the Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following description of our share capital is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our second amended and restated memorandum and articles of association, which is filed as an exhibit to the annual report on Form 20-F of which this exhibit is a part. We encourage you to read the second amended and restated memorandum and articles of association for additional information.

General

We are a Cayman Islands exempted company and our affairs are governed by our second amended and restated memorandum and articles of association, as amended from time to time, and the Companies Act, and the common law of Cayman Islands. We were incorporated under the name of “Amer Sports Management Holding (Cayman) Limited” in the Cayman Islands as an exempted company with limited liability on January 3, 2020. On August 4, 2023, we changed our name to Amer Sports, Inc.

Our ordinary shares are listed on the NYSE under the symbol “AS.”

The following is a summary of the material provisions of our share capital and our articles of association.

A. Share Capital

As of the date of this annual report, we had issued and outstanding 505,249,607 ordinary shares, par value EUR 0.0300580119630888 per ordinary share.

B. Memorandum and Articles of Association

When we refer to our articles of association in this Form 20-F, we refer to our second amended and restated memorandum and articles of association conditionally adopted on January 3, 2024 and in effect from February 5, 2024.

Objects of Our Company. Under our second amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our second amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	the chairman of such meeting;
●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; or
●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative and holding ordinary shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

 An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our second amended and restated memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

Shareholder Nomination Rights. Each of ANTA Sports and Anamered has the right to nominate a number of candidates to serve as directors on our board of directors, to be designated by such shareholder.

For so long as ANTA Sports and its affiliates together continue to beneficially hold (i) at least 30% of our then-outstanding ordinary shares, it shall have the right to nominate a total of five ANTA Directors; (ii) at least 25% (but less than 30%) of our then-outstanding ordinary shares, it shall have the right to nominate a total of four ANTA Directors; (iii) at least 20% (but less than 25%) of our then-outstanding ordinary shares, it shall have the right to nominate a total of three ANTA Directors; (iv) at least 15% (but less than 20%) of our then-outstanding ordinary shares, it shall have the right to nominate a total of two ANTA Directors; and (v) at least 10% (but less than 15%) of our then-outstanding ordinary shares, it shall have the right to nominate a total of one ANTA Director. At the time ANTA Sports and its affiliates together beneficially hold less than 10% of our then-outstanding ordinary shares, it shall no longer have the right to nominate for election any ANTA Directors.

For so long as Anamered and its affiliates together continue to beneficially hold at least 10% of our then-outstanding ordinary shares, it shall have the right to nominate a total of one Anamered Director. At the time Anamered and its affiliates together beneficially hold less than 10% of our then-outstanding ordinary shares, it shall no longer have the right to nominate for election any Anamered Directors.

Quorum for Meetings of the Board of Directors. A quorum for any meeting of the board of directors consists of, at the time when the meeting proceeds to business, a majority of the directors then in office, including at least (i) three ANTA Directors for so long as ANTA Sports has the right to nominate at least four ANTA Directors; (ii) two ANTA Directors for so long as ANTA Sports has the right to nominate three ANTA Directors; and (iii) one ANTA Director for so long as ANTA Sports has the right to nominate two ANTA Directors. At the time ANTA Sports has the right to nominate one or fewer directors, no ANTA Directors shall be required to meet a quorum for meetings of the board of directors.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our second amended and restated memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, shareholders holding ordinary shares which carry in aggregate (or representing by proxy) not less than one-third of all issued and outstanding ordinary shares entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s memorandum and articles of association. Our second amended and restated memorandum and articles of association provides that upon the requisition of any one or more of our shareholders holding ordinary shares which carry in aggregate not less than one-third of all issued and outstanding ordinary shares entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

Shareholder Proposals. Shareholder proposals to be considered and voted on by our shareholders at a general meeting may be submitted only by any one or more shareholders holding not less than one-third of all issued and outstanding ordinary shares entitled to vote at such meeting.

Transfer of Ordinary Shares. Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
●	the instrument of transfer is in respect of only one class of ordinary shares;
●	the instrument of transfer is properly stamped, if required;
●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and
●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine, subject to extension for a further period or periods not exceeding 30 days if approved by the shareholders.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the ordinary shares held by them at the commencement of the winding up, subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the ordinary shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue ordinary shares on terms that such ordinary shares are subject to redemption, at our option or at the option of the holders of these ordinary shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our ordinary shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Ordinary Shares. Our second amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued ordinary shares. Since completion of our IPO, our authorized share capital is EUR 75,000,000 divided into 2,495,175,000 shares of a par value of EUR 0.0300580119630888 each.

Our second amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;
●	the number of shares of the series;
●	the dividend rights, dividend rates, conversion rights and voting rights; and
●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued ordinary shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our second amended and restated memorandum and articles of association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements.

Anti-Takeover Provisions. Certain provisions of our second amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	divide our board of directors into three classes of directors, with the classes to be as equal in number as possible and serving staggered three-year terms;

●	limit the ability to remove directors to removal for cause only;
●	authorize our board of directors to issue additional shares of any class of shares authorized by our second amended and restated memorandum and articles of association for any purpose without any further vote or action by our shareholders;
●	limit the ability of shareholders of less than one-third of all issued and outstanding ordinary shares entitled to vote at a general meeting of shareholders to requisition and convene such a meeting;
●	provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent; and
●	prescribe that only the board of directors, and not the shareholders, can change the size of the board or fill vacancies thereon.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;
●	is not required to open its register of members for inspection;
●	does not have to hold an annual general meeting;
●	may issue shares with no par value;
●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	may register as an exempted limited duration company; and
●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).